UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 29, 2006

Pacific Sands, Inc.
(Exact name of registrant)

Nevada	00-29483	88-0322882
(State of Incorporation)	(Commission file Number)	(I.R.S. Employer Id. No.)

1509 Rapids Dr. Racine WI		53404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (262) 619-3261

Section 8
Item 8.01 - Other Events.

Pacific Sands, Inc. Receives Local Funding

Racine, WI - Pacific Sands, Inc. (NASDAQ OTCBB: PFSD). The board of directors of Pacific Sands is pleased to announce that the company has negotiated a funding package with a group of local, qualified, individual investors.

The group of individuals purchased a total of 1,250,000 restricted, rule 144 treasury shares from the company during December of 2006 for a total investment of $125,000. Additionally, the investors have been issued two sets of options to purchase additional restricted shares from the company. The first options, callable on Feb 1, 2007 are for 625,000 restricted, rule 144 treasury shares at 10 cents per share. The second set of options, callable June 15, 2007 are for 625,000 restricted, rule 144 treasury shares at 15 cents per share.

In June of 2004, as part of the management transition arrangement, Pacific Sands recovered and placed in treasury, 7,559,187 shares of stock from previous management and insiders at a cost basis of approximately 2 cents per share.

“We're very pleased to have our funding come from local sources,” said Pacific Sands President and CEO Michael Wynhoff. “These are real investors who made their investment decisions based on a careful examination of the company, its operations, products and growth rate.”

Management believes that the company currently has sufficient funding commitments in place to continue its planned growth for 2007. The company has achieved sustained quarter over same quarter revenue growth for the past 8 consecutive reported quarters.

About Pacific Sands:
Pacific Sands develops, manufactures and markets environmentally safe, nontoxic water treatment and cleaning solutions.

Safe Harbor Act Disclaimer
The statements contained in this release and statements that the company may make orally in connection with this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, since these forward-looking statements involve risks and uncertainties that could significantly and adversely impact the company's business. Therefore, actual outcomes and results may differ materially from those made in forward-looking statements.

IR Contact:
JT Ploch
608-577-6482
website: www.pacificsands.biz

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

Pacific Sands, Inc.
(Registrant)

Date: January 3, 2007	/s/ Michael Michie
Michael Michie, Chief Financial Officer